Exhibit 99.1

NEWS RELEASE

For more information, contact:

David L. Dyckman

636-728-3107

THERMADYNE HOLDINGS CORPORATION

REPORTS SECOND QUARTER 2005 RESULTS

St. Louis, Missouri, August 9, 2005 —Thermadyne Holdings Corporation (OTCBB: THMD) today reported financial results for the three months ended June 30, 2005.

HIGHLIGHTS

•                  Good progress on turnaround initiatives,

•                  Continued strong market demand,

•                  Margin pressure resulting from continued inflation and other short term items,

•                  SG&A expense improving as a percent of sales,

•                  Working capital efficiency gains.

Comparison of Results

Included in the following discussion of operations is a comparison of results to prior periods on a basis consistent with generally accepted accounting principles (GAAP) and on a non-GAAP basis. While a non-GAAP measure, management believes Operating EBITDA (as defined herein) enhances the reader’s understanding of underlying and continuing operating results in the periods presented. Operating EBITDA and its components provide principal elements reviewed and relied upon by management in evaluating the Company’s results of operations. Management specifically focuses on measures such as operating spending levels and efficiencies and less so on non-cash items such as depreciation and periodic inventory and other adjustments such as LIFO charges in managing the Company. Additionally, these non-GAAP measures are commonly used to value the business by investors and lenders. As both gross margin and selling, general and administrative expense are basic components in arriving at Operating EBITDA, each is discussed on a GAAP and non-GAAP basis. Such non-GAAP measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. A reconciliation of GAAP measurements to non-GAAP can be found at the end of this release.

Results of Operations

Net loss for the second quarter of 2005 was $1.7 million ($0.13 per share) compared to a net loss of $5.3 million ($0.40 per share) for the same three-month period in 2004. Net loss for the first six months of 2005 was $0.7 million ($0.05 per share) which compared to a net loss of $6.3 million ($0.47 per share) for the same six-month period in 2004. The Company experienced continued sales growth, particularly in arc welding and filler metal products, reflecting healthy economic demand, targeted product promotions and favorable pricing. Growth in the Company’s other primary products, gas apparatus and plasma, which provide higher contribution margins, was lower primarily due to delivery and competitive market conditions.

“Operating EBITDA of $12.4 million in the second quarter is lower than the prior year period of $13.2 million,” said Mr. Paul D. Melnuk, Chairman and Chief Executive Officer. “However, we are making good progress on our turnaround initiatives including pricing actions, new product introductions and productivity gains. These were more than offset by short term factors such as material and other cost inflation, competitive market conditions in gas apparatus and plasma, delivery issues in our Texmex operation and several non-recurring and other items. Working capital efficiency improved to 32.4% at the end of June from 35.5% at 2004 year-end as accounts payable days outstanding increased and net inventory grew only slightly on higher sales volume. While we are still in the early stages of our turnaround and have much to do, our efforts are gaining momentum and we expect these to have a greater impact on our results in the second half of the year and beyond,” continued Mr. Melnuk.

 “Despite the adverse short term factors, Operating EBITDA of $27.8 million in the first half of this year is $1.0 million above the first half of 2004,” added Mr. Melnuk. He continued, “This improvement is directly related to the business plan initiatives we began work on last year which include: restructuring the organization, changing the culture, implementing a number of growth and cost improvement programs including numerous new product introductions, establishing global procurement, sourcing and quality teams and optimizing our selling, general and administrative structure. We have also established ourselves in China with our first manufacturing joint venture, which has begun limited production, and set up our own sales and sourcing operation in China, where we currently have 19 professionals helping us drive results. Although these initiatives take time to fully develop, we continue to be encouraged by the initial results.”

Second Quarter Results of Operations

Net Sales

Net sales for the second quarter of 2005 were $135.1 million, an increase of 9.6% over second quarter 2004 net sales of $123.2 million. Bookings for the second quarter reflect a 3.2% increase versus the same period in 2004 (please refer to schedule 1). Excluding the impact of favorable currency translation, net sales increased 6.6%.

Gross Margin

Gross margin for the second quarter of 2005, which includes the impact of depreciation and non-cash inventory adjustments, was $34.1 million, or 25.3% of sales, compared to $36.7 million, or 29.8% of sales, for the same period in 2004 (please refer to schedule 2). In comparing these periods, favorable pricing and volume, including new product introductions, contributed $5.7 million while cost reduction initiatives contributed $4.2 million. These contributions were offset primarily by $4.9 million of higher inflation, $1.9 million of non-cash inventory adjustments (primarily LIFO), $1.2 million related to unfavorable sales mix and competitive market conditions in our higher margin products, $0.5 million from inefficiencies in and expedite charges for addressing Texmex deliveries, $0.8 million in higher credits related to delivery, warranty and inventory trade-outs, $0.3 million related to our Brazilian operation, increased depreciation expense of $0.2 million, and $2.7 million of channel mix and all other items.

Gross margin excluding depreciation and certain other non-cash inventory adjustments (primarily a LIFO adjustment), which is a non-GAAP measure, was $39.7 million in the second quarter of 2005, or 29.4% of sales, compared to $40.1 million, or 32.5% of sales, for the same period in 2004 (please refer to schedule 3). The primary dynamics bridging these two periods are discussed above.

Selling, General and Administrative Expense

Selling, general and administrative expense in the second quarter of 2005 was $28.7 million, or 21.2% of sales, compared to $28.6 million, or 23.2% of sales, in the second quarter of 2004 (please refer to schedule 2). Included in the second quarter of 2005 are $0.6 million of unfavorable currency translation and $0.1 million of severance related to changes in senior management.

Selling, general and administrative expense excluding the impact of depreciation and the indicated severance (a non-GAAP measure) in the second quarter of 2005 was $27.2 million, or 20.1% of sales (please refer to schedule 3). This compares with $26.8 million, or 21.8% of sales, in the second quarter of 2004. Importantly, this year’s second quarter result, as a percent of sales, is lower than each of the last five quarters and is primarily due to salary actions taken during 2004, a more value driven spending philosophy and volume leverage.

Operating EBITDA

Operating EBITDA (a non-GAAP measure) in the 2005 second quarter was $12.4 million, or 9.2% of sales (please refer to schedule 3). As discussed above, this includes the impact of approximately $1.7 million, or 1.3% of sales, associated with addressing delivery and short term competitive market conditions. The Company defines Operating EBITDA as earnings before interest, taxes, depreciation, amortization, other income and expense, restructuring costs, non-cash or non-recurring items not reflective of underlying operations (including LIFO adjustments), and post retirement benefit expense.

First Half Results of Operations

Net Sales

Net sales for the six months ended June 30, 2005 were $261.1 million, an increase of 8.8% over net sales of $239.9 million for the same period in 2004. Demand for the Company’s products continued to be strong particularly in arc welding and filler metal products reflecting healthy economic demand, new product introductions, targeted product promotions and favorable pricing. Lower sales growth in the Company’s other primary products, gas apparatus and plasma, which provide higher contribution margins, was due primarily to delivery issues in the second quarter.

Gross Margin

Gross margin for the first six months of 2005, which includes the impact of depreciation and non-cash inventory adjustments, was $72.2 million, or 27.6% of sales, compared to $71.4 million, or 29.7% of sales, for the same period in 2004 (please refer to schedule 2). In comparing these periods, favorable pricing and volume, including new product introductions, contributed $10.3 million while cost reduction initiatives contributed $7.6 million. These contributions were more than offset by $9.7 million of higher inflation, $3.2 million related to unfavorable mix, competitive market conditions and delivery issues in our higher margin products, $1.9 million of non-cash inventory adjustments (primarily LIFO), $0.5 million from inefficiencies in and expedite charges for Texmex deliveries, $0.8 million in higher credits related to delivery, warranty and inventory trade-outs, $0.7 million related to our Brazilian operation, and all other items netting to $0.3 million.

Gross margin excluding depreciation and certain other non-cash inventory adjustments (primarily a LIFO adjustment), which is a non-GAAP measure, was $80.8 million in the first half of 2005, or 30.9% of sales, compared to $78.2 million, or 32.6% of sales, for the same period in 2004 (please refer to schedule 3). The primary dynamics bridging these two periods are discussed above.

Selling, general and administrative expense in the first six months of 2005 was $56.7 million, or 21.7% of sales, compared to $54.9 million, or 22.9% of sales, in the first six months of 2004 (please refer to schedule 2). Included in the 2005 results are $1.1 million of unfavorable currency translation and $0.8 million of severance related to changes in senior management.

Selling, general and administrative expense excluding the impact of depreciation and the indicated severance (a non-GAAP measure) in the first half of 2005 was $52.9 million, or 20.3% of sales (please refer to schedule 3). This compares with $51.4 million, or 21.4% of sales, in the same period of 2004. This improvement as a percent of sales is primarily due to salary actions taken during 2004, a more value driven spending philosophy and volume leverage.

Operating EBITDA

Operating EBITDA (a non-GAAP measure) in the first half of 2005 was $27.8 million, or 10.7% of sales (please refer to schedule 3). As discussed above, this includes the impact of approximately $1.7 million, or 0.7% of sales, associated with addressing delivery and short term competitive market conditions discussed in the second quarter.

Restructuring Costs

Restructuring costs of $4.3 million during the first half of 2004 consist of the relocation and consolidation of certain U.S. manufacturing facilities. As part of this restructuring, the Company incurred $0.1 million of costs in the first quarter of 2005 for final shutdown costs.

Liquidity and Capital Resources

The Company had availability under its lines of credit of $21.1 million at June 30, 2005 as compared to $20.2 million at March 31, 2005 and $27.2 million at year-end. Operating EBITDA (a non-GAAP measure) of $27.8 million generated during first half of 2005 helped fund $10.0 million of operating capital investment, $12.0 million of interest, $3.8 million for foreign taxes, $5.6 million of capital investments, and $4.8 million for investment in our Chinese ventures and all other items (please see schedule 6).

The second quarter Operating EBITDA (a non-GAAP measure) of $12.4 million helped fund interest payments of $2.1 million, foreign taxes of $0.6 million, capital investments of $3.7 million, and $4.8 million of investment in our Chinese ventures and all other items – providing for $1.2 million of positive net cash for the quarter (please see schedule 6).

As of June 30, 2005, manageable working capital, which the Company defines as trade receivables plus inventory minus payables, was $174.8 million and reflects an increase of $1.8 million when compared to March 31, 2005. As volume levels were higher in the second quarter than the first, manageable working capital as a percentage of sales declined from 34.3% to 32.4% from the end of the first quarter to the end of the second quarter (please see schedule 5).

“While we are pleased with the improved working capital efficiency in the second quarter, we expect to gain momentum on these improvements in the last half of the year as the benefits from the implementation of new manufacturing and Production, Sales and Inventory Planning (“PSI”) processes take hold in the operations,” Melnuk said. “Equally important, we are just beginning to rationalize our products and brands which, once implemented, will standardize and simplify our product offering while streamlining the underlying production and logistical support required to adequately service our customers. This will further enable us to achieve significant cost reductions, improved customer service levels, broader market coverage and greater inventory turns. These changes will take time to implement and fully realize all of the results, however, we will gain benefits progressively as the strategy is implemented on a phased approach,” added Melnuk.

Total debt for the Company at June 30, 2005 of $257.6 million (including an incremental $2.0 million adjustment to mark the Company’s interest rate swap to market) was up slightly from the March 31, 2005 level of $256.1 million and compares with $245.7 million as of December 31, 2004.

The Company has been conducting a review of its business units to determine fit with our strategic direction. As a result of this review, the Company has identified several smaller units as non-core and is continuing to evaluate how to maximize the contribution of these units to shareholder value including their possible divestiture. While a decision has not been made as to the disposition of these operations, the Company has received expressions of interest from third parties for some of these units. Potential proceeds of any sales would be used to reduce debt.

Outlook for the Rest of 2005

“The Company does not provide specific guidance on future results. However, we expect continued revenue growth as we anticipate economic activity to remain steady and new product introductions to accelerate through the balance of 2005 and beyond,” Melnuk stated. “Operationally, we believe our turnaround efforts should gain momentum contributing to improving EBITDA margins.  The key initiatives include our product and brand strategies, low cost sourcing, expansion of our Chinese production for select products, new lean manufacturing management processes and techniques, integrated PSI planning and organizational and culture changes,” Melnuk concluded.

Conference Call

Thermadyne will hold a teleconference to discuss the Company’s first quarter results on August 9, 2005 at 11:00 AM EDT.

To participate via telephone, please dial:

•  U.S. and Canada:   877-313-3171 (Conference ID 8291431)

Those wishing to participate are asked to dial in ten minutes before the conference begins.  For those unable to participate in the live conference call, a recording of the conference will be available from August 9, 2005 at 1:00 PM EDT until August 16, 2005 at 11:30 PM EDT by dialing (800) 642-1687 or (706) 645-9291. Enter conference ID No. 8291431 followed by the # to listen to the recording.

About Thermadyne

Thermadyne, headquartered in St. Louis, Missouri, is a leading global marketer of cutting and welding products and accessories under a variety of brand names including Victor®, Tweco® / Arcair®, Thermal Dynamics®, Thermal Arc®, Stoody®, GenSet® and Cigweld®.  Its common shares trade on the OTC Bulletin Board under the symbol THMD. For more information about Thermadyne, its products and services, visit the Company’s web site at www.Thermadyne.com.

Cautionary Statement Regarding Forward-Looking Statements:

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements reflect management’s current expectations and involve a number of risks and uncertainties.  Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results.  These risks and factors are set forth in documents the Company files with the Securities and Exchange Commission, specifically in the Company’s most recent Annual Report on Form 10-K and other reports it files from time to time.

THERMADYNE HOLDINGS CORPORATION

UNAUDITED FINANCIAL HIGHLIGHTS

(In thousands, except share data)

Schedule 1

Sales and Bookings Trends

	2003								2003
	Q1		Q2		Q3		Q4		Year
	$’s	% Total	$’s	% Total	$’s	% Total	$’s	% Total	$’s	% Total
Total Sales	$100,454		$107,794		$106,688		$111,493		$426,429
Rebates	(1,329)	-1.3%	(1,783)	-1.7%	(1,672)	-1.6%	(1,708)	-1.5%	$(6,492)	-1.5%
Net sales	99,125		106,011		105,016		109,785		$419,937

Bookings	$104,335		$107,930		$107,552		$115,962

	2004								2004
	Q1		Q2		Q3		Q4		Year
	$’s	% Total	$’s	% Total	$’s	% Total	$’s	% Total	$’s	% Total
Total Sales	$118,731		$127,172		$124,474		$126,653		$497,030
Rebates	(2,043)	-1.7%	(3,962)	-3.1%	(3,577)	-2.9%	(4,829)	-3.8%	$(14,411)	-2.9%
Net sales	116,688		123,210		120,897		121,824		$482,619

Bookings	$126,130		$129,722		$120,242		$123,135

	2005
	Q1		Q2
	$’s	% Total	$’s	% Total
Total Sales	$129,459		$138,295
Rebates	(3,418)	-2.6%	(3,223)	-2.3%
Net sales	126,041		135,072

Bookings	$142,679		$133,927

Schedule 2

Condensed Consolidated Statements of Operations

	Three Months Ended June 30,				Six Months Ended June 30,
	2005	% Sales	2004	% Sales	2005	% Sales	2004	% Sales

Net sales	$135,072	100.0%	$123,210	100.0%	$261,113	100.0%	$239,898	100.0%
Cost of goods sold (1)	100,932	74.7%	86,473	70.2%	188,955	72.4%	168,536	70.3%
Gross Margin	34,140	25.3%	36,737	29.8%	72,158	27.6%	71,362	29.7%
Selling, general and administrative expenses	28,693	21.2%	28,615	23.2%	56,725	21.7%	54,856	22.9%
Amortization of intangibles	828	0.6%	826	0.7%	1,730	0.7%	1,861	0.8%
Net periodic postretirement benefits	719	0.5%	624	0.5%	1,334	0.5%	1,311	0.5%
Restructuring costs	—	0.0%	2,128	1.7%	136	0.1%	4,269	1.8%
Operating income	3,900	2.9%	4,544	3.7%	12,233	4.7%	9,065	3.8%
Other income (expense):
Interest	(6,055)	-4.5%	(5,165)	-4.2%	(11,619)	-4.4%	(9,936)	-4.1%
Amortization of deferred financing costs	(384)	-0.3%	(311)	-0.3%	(814)	-0.3%	(531)	-0.2%
Other, net	(853)	-0.6%	(1,207)	-1.0%	(1,251)	-0.5%	(839)	-0.3%
Minority interest	(655)	-0.5%	—	—	(655)	-0.3%	—	—
Income (loss) before income tax provision (benefit)	(4,047)	-3.0%	(2,139)	-1.7%	(2,106)	-0.8%	(2,241)	-0.9%
Income tax provision (benefit)	(2,351)	-1.7%	3,150	2.6%	(1,400)	-0.5%	4,077	1.7%
Net Income (loss)	$(1,696)	-1.3%	$(5,289)	-4.3%	$(706)	-0.3%	$(6,318)	-2.6%

Basic net income (loss) per share	$(0.13)		$(0.40)		$(0.05)		$(0.47)

Diluted net income (loss) per share	$(0.13)		$(0.40		$(0.05)		$(0.47)

Schedule 3

Determination of Operating EBITDA (1)

	3 months ended:				6 months ended:
	June 30,		June 30,		June 30,		June 30,
	2005	% Sales	2004	% Sales	2005	% Sales	2004	% Sales
Net sales	135,072		123,210		261,113		239,898

Gross Profit Reconciliation
- Gross Profit as Reported	$34,140	25.3%	$36,737	29.8%	$72,158	27.6%	$71,362	29.7%
- Plus Depreciation Allocable to Cost of Goods Sold	3,579		3,351		6,659		6,850
- Non-cash inventory adjustments, net (including LIFO)	1,935		(12)		1,935		(12)
- Gross Profit Excluding Depreciation and non-cash inventory adjustments	$39,654	29.4%	$40,076	32.5%	$80,752	30.9%	$78,200	32.6%

Sales, General and Administrative Expense Reconciliation
- Sales, General and Administrative as Reported	$28,693	21.2%	$28,615	23.2%	$56,725	21.7%	$54,856	22.9%
- Less Depreciation Allocable to Selling, General and Administrative Expenses	(1,402)		(1,773)		(2,985)		(3,488)
- Less Severance	(75)		—		(807)		—
- Sales, General and Administrative Expenses excluding Depreciation and Severance	$27,216	20.1%	$26,842	21.8%	$52,933	20.3%	$51,368	21.4%

Operating EBITDA (1)	$12,438	9.2%	$13,234	10.7%	$27,819	10.7%	$26,832	11.2%

(1) A non-GAAP measure

Schedule 4

Selected Consolidated Balance Sheet Data

	June 30,	December 31,
	2005	2004
Cash and cash equivalents	$10,191	$6,650
Accounts receivable, net	97,794	93,555
Inventory, net	121,249	118,707
Total current assets	239,137	230,340
Property, plant and equipment, net	74,202	79,014
Total assets	605,866	601,904

Accounts payable	$44,243	$39,458
Working capital and second-lien facilities	45,960	30,824
Current maturities of long-term obligations	7,384	11,255
Total current liabilities	141,528	127,045
Long-term obligations, less current maturities	204,240	203,668
Total shareholder’s equity	147,898	155,636

Schedule 5

Working Capital Trend Data

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,
	2005	2005	2004	2004	2004	2004	2003
Accounts receivable, net	$97,794	$97,500	$93,555	$89,133	$93,014	$91,737	$84,079
Inventory, net	121,249	119,524	118,707	129,199	127,637	108,103	100,070
Accounts payable	44,243	44,047	39,458	37,801	41,285	37,217	36,182
Working Capital	$174,800	$172,977	$172,804	$180,531	$179,366	$162,623	$147,967
- % annualized Sales	32.4%	34.3%	35.5%	37.3%	36.4%	34.8%	33.7%

Schedule 6

Using Selected Consolidated Cash Flow Data

	Three Months Ended March 31,		Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004	2005	2004
Operating EBITDA (1)	$15.4	$13.6	$12.4	$13.2	$27.8	$26.8

Change in operating assets and liabilities - Source/(Use) of cash	$(14.5)	$(16.8)	$1.2	$(11.9)	$(13.3)	$(28.7)
Less impact of:
- Accrued interest & taxes (captured below)	(5.2)	2.7	(0.9)	5.2	(6.1)	7.9
- Adjustments excluded in Operating EBITDA (1)	0.7	—	2.0	(0.0)	2.7	(0.0)
	$(10.1)	$(19.6)	$0.1	$(17.1)	$(10.0)	$(36.6)

Capital expenditures	(1.9)	(4.0)	(3.7)	(4.9)	(5.6)	(8.9)
Interest Paid	(9.8)	(2.6)	(2.1)	(1.5)	(12.0)	(4.1)
Income taxes paid	(3.2)	(0.4)	(0.6)	(1.6)	(3.8)	(2.0)
All other items, net	0.0	(8.6)	(4.8)	(2.5)	(4.8)	(11.2)
Sub-Total: Cash provided/(used)	$(9.5)	$(21.6)	$1.2	$(14.3)	$(8.3)	$(35.9)
Net increase (decrease) in debt	12.2	16.4	(0.3)	12.4	11.9	28.9
Increase (decrease) in cash and cash equivalents	$2.7	$(5.2)	$0.8	$(1.9)	$3.5	$(7.1)

(1) A non-GAAP measure

Schedule 7

Reconciliations of Net Income (Loss) to Operating EBITDA (1)

(In millions)

	Three Months Ended June 30,
	2005	2004
Net income (loss)	$(1.7)	$(5.3)
Plus:
Depreciation and amortization including deferred financing fees	6.2	6.3
Interest expense	6.1	5.2
Net periodic postretirement benefits	0.7	0.6
Other expense (income)	0.8	1.2
Restructuring costs	—	2.1
Severance	0.1	—
Inventory Adjustments, net	1.9	—
Minority Interest	0.7	—
Provision for (benefit from) income taxes	(2.4)	3.2
Operating EBITDA (1)	$12.4	$13.2

Reconciliations of Net Income (Loss) to Operating EBITDA (1)
(In millions)

	Six Months Ended June 30,
	2005	2004
Net income (loss)	$(0.7)	$(6.3)
Plus:
Depreciation and amortization including deferred financing fees	12.2	12.7
Interest expense	11.6	9.9
Net periodic postretirement benefits	1.3	1.3
Other expense (income)	1.2	0.8
Restructuring costs	0.2	4.3
Inventory Adjustments, net	1.9	—
Severance	0.8	—
Minority Interest	0.7	—
Provision for (benefit from) income taxes	(1.4)	4.1
Operating EBITDA (1)	$27.8	$26.8

(1) A non-GAAP measure